                                                                      Exhibit 23

We hereby consent to the incorporation of our report, dated March 11, 2001 with respect to the consolidated balance sheets of eMation Ltd. and its subsidiaries as of December 31, 2000 and 1999, and the related statements of operations, changes in shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000, which appears in the Form 8-K/A for Axeda Systems Inc. (formerly known as Ravisent Technologies Inc.) dated February 20, 2002.


                                         /s/ Kost, Forer & Gabbay
Tel-Aviv, Israel                             KOST, FORER & GABBAY
February 19, 2002                 A member of Ernst & Young International

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